Amendment No. 5 to Securities Lending Agency Agreement

This Amendment No. 5(“Amendment No. 5”) to SECURITIES LENDING AGENCY AGREEMENT dated as of September 2, 2008 between Columbia Acorn Trust and Wanger Advisors Trust (each, a “Lender”), on behalf of each of their respective portfolio series identified on Schedule 1 thereto (each, a “Series”), on the one side, and Goldman Sachs Bank USA (formerly The Goldman Sachs Trust Company), doing business as Goldman Sachs Agency Lending (“GSAL”), on the other side (the “Agreement”), is entered into as of September 19, 2013 by and between each Lender and GSAL. Capitalized terms not defined herein shall have the meaning ascribed to them in the Agreement.

WHEREAS, under the Agreement, each Lender has appointed GSAL to act as its securities lending agent for the Series in connection with their securities lending activities in accordance with the terms thereof.

WHEREAS, under the Agreement, GSAL is responsible for ensuring that the Series’ securities are lent in compliance with Schedule 1a to the Agreement (“Schedule 1a”), which sets forth certain Lending Restrictions on the securities that may be loaned under the Agreement; and

WHEREAS, each Lender represents to GSAL that its board of trustees deems it desirable to limit the aggregate value of securities across both Lenders on loan to a maximum value of $1.5 billion.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto agree:

1.	Amendment to Schedule 1a of the Agreement. The following is added to Schedule 1a as a new restriction under the section entitled “Lending Restrictions”:

•	Total Lending Capacity: Notwithstanding any other limitation hereunder, at no time shall GSAL cause the total aggregate value of Lenders’ loaned securities to exceed $1.5 billion. This restriction will be in effect at the initiation of each loan. To the extent that the aggregate value of Lenders’ loaned securities increases subsequent to the initiation of the loans such that the aggregate value of Lenders’ loaned securities exceeds $1.5 billion, GSAL will not be deemed to have caused a breach of this restriction and it will not be necessary to recall any outstanding loans unless GSAL is requested to do so by the Lenders.

2.	Entire Agreement. Except as specifically modified by this Amendment No. 5, all terms of the Agreement are hereby reaffirmed and shall remain in full force and effect.

[continued on the next page]

3.	Counterparts. This Amendment No. 5 may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 5 to be executed and delivered by their respective authorized officers as of the date appearing in the first paragraph above.

COLUMBIA ACORN TRUST AND
WANGER ADVISORS TRUST

By:	/s/ John Kunka
Name: John Kunka
Title: Assistant Treasurer
Date: September 19, 2013

GOLDMAN SACHS BANK USA, doing business as Goldman Sachs Agency Lending

By:	/s/ Dennis Riley
Name: Dennis Riley
Title: Vice President
Date: 9/23/2013

Amendment No. 4 to Securities Lending Agency Agreement

This Amendment No. 4 (“Amendment No. 4”) to the Securities Lending Agency Agreement dated as of September 2, 2008, as amended, between Columbia Acorn Trust and Wanger Advisors Trust (each a “Trust” and together the “Trusts”) on behalf of their respective portfolio series (each, a “Fund” and together the “Funds”) and Goldman Sachs Bank USA (formerly, The Goldman Sachs Trust Company), doing business as Goldman Sachs Agency Lending (“GSAL”), (the “Agreement”) is entered into as of May 9, 2012 by and between each Trust and GSAL. Capitalized terms not defined herein shall have the meaning ascribed to them in the Agreement.

WHEREAS, under the Agreement each Trust has appointed GSAL to act as securities lending agent for the Funds in connection with the securities lending activities described in the Trusts’ registration statements filed with the Securities and Exchange Commission;

WHEREAS, under the Agreement, GSAL is responsible for ensuring that the Funds’ securities are lent in compliance with lending restrictions established by Schedule 1a to the Agreement, as amended (“Schedule 1a”); and

WHEREAS, the board of trustees of each Trust (the “Board”) deems it desirable to (i) allow the securities lending committees of the Board (the “Securities Lending Committee”) to approve such temporary and/or permanent modifications to, and/or waivers of, the lending restrictions established by Schedule 1a as the Securities Lending Committee, in consultation with GSAL, CWAM and Trust counsel, may deem desirable, necessary or otherwise appropriate in order to generate revenue or otherwise further the purposes of the Funds’ securities lending activities and (ii) authorize CWAM to use its discretion to approve a temporary and/or permanent modification to the limitations on loan size established in Schedule 1a as described below.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto agree:

1.	Amendment to Schedule 1a of the Agreement:

The following is added to Schedule 1a as a new section immediately after the section entitled “Lending Restrictions” and immediately before the section entitled “Regulatory Restrictions”:

Temporary Modifications and/or Waivers of Lending Restrictions The Securities Lending Committee may approve temporary and/or permanent modifications to, and/or waivers of, any of the lending restrictions set forth above, as it deems appropriate in consultation with GSAL, CWAM and counsel to the Trusts.

CWAM, in its discretion, may approve temporary and/or permanent modifications to the limitations on loan size set forth above for any particular security to permit the calculation of the average daily trading volume to be based on 30 or 60 days trailing trading activity in the security (in lieu of 90 days).

All such modifications and/or waivers may be implemented only upon confirmation by GSAL that it is operationally feasible to do so. In addition, GSAL may not act on any modification and/or waiver of a Fund lending restriction approved by CWAM or the Securities Lending Committee, as the case may be, until it has received from CWAM written instruction to do so. Such written instruction, which CWAM will provide to GSAL only if it authorized to do so by the Securities Lending Committee, will state: (a) the relevant lending restriction; (b) the terms of the modification and/or waiver; and (c) the length of time for which the modification and/or waiver is effective. GSAL must implement each modification and/or restriction within a reasonable time of receiving written instruction from CWAM. GSAL, CWAM and each Trust shall maintain records of each such written instruction.

2.	Entire Agreement. Except as specifically modified by this Amendment No. 4, all terms of the Agreement are hereby reaffirmed and shall remain in full force and effect.

3.	Counterparts. This Amendment No. 4 may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 4 to be executed and delivered by their respective authorized officers as of the date appearing in the first paragraph above.

COLUMBIA ACORN TRUST		GOLDMAN SACHS BANK USA, doing business as Goldman Sachs Agency Lending

By:	/s/ Bruce H. Lauer	By:	/s/ Dennis Riley
	Name: Bruce H. Lauer		Name: Dennis Riley
	Title: Treasurer		Title: Vice President
	Date: 5/18/12		Date: 06/01/2012

WANGER ADVISORS TRUST

By:	/s/ Bruce H. Lauer
Name: Bruce H. Lauer
Title: Treasurer
Date: 5/18/12

Amendment No. 3 to Securities Lending Agency Agreement

This Amendment No. 3 (“Amendment No. 3”) to the Securities Lending Agency Agreement dated as of September 2, 2008, as amended, between Columbia Acorn Trust and Wanger Advisors Trust (each a “Lender”) on behalf of each of their respective portfolio series (each, a “Series”), on the one side, and Goldman Sachs Bank USA (formerly, The Goldman Sachs Trust Company), doing business as Goldman Sachs Agency Lending (“GSAL”), on the other side (the “Agreement”) is entered into as of August 17, 2011 by and between each Lender and GSAL. Capitalized terms not defined herein shall have the meaning ascribed to them in the Agreement.

WHEREAS, under the Agreement, each Lender has appointed GSAL to act as securities lending agent for the Series in connection with its securities lending activities in accordance with the terms thereof;

WHEREAS, under Section 1 of the Agreement, the Series of each Lender to which the Agreement relates are set forth on Schedule 1 of the Agreement; and

WHEREAS, each Lender represents to GSAL that at a meeting held on December 15, 2010, the board of trustees of Columbia Acorn Trust authorized the officers of Columbia Acorn Trust to amend Schedule 1 of the Agreement to include Columbia Acorn European Fund and Columbia Acorn Emerging Markets Funds upon the effectiveness of the registration statement with the SEC of these new series of Columbia Acorn Trust, which occurred on August 17, 2011.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto agree:

1.	Schedule 1 of the Agreement is amended and restated as follows:

SCHEDULE 1 – SERIES

Columbia Acorn Fund

Columbia Acorn USA

Columbia Acorn Select

Columbia Acorn International

Columbia Acorn International Select

Columbia Thermostat Fund

Columbia Acorn European Fund

Columbia Acorn Emerging Markets Fund

Wanger USA

Wanger Select

Wanger International

Wanger International Select

2.	Entire Agreement. Except as specifically modified by this Amendment No. 3, all terms of the Agreement are hereby reaffirmed and shall remain in full force and effect.

3.	Counterparts. This Amendment No. 3 may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 3 to be executed and delivered by their respective authorized officers as of the date appearing in the first paragraph above.

COLUMBIA ACORN TRUST		GOLDMAN SACHS BANK USA, doing business as Goldman Sachs Agency Lending

By:	/s/ John Kunka	By:	/s/ John M. Scully
	Name: John Kunka		Name: John M. Scully, CFA
	Title: Assistant Treasurer		Title: Vice President
	Date: September 21, 2011		Date: September 20, 2011

WANGER ADVISORS TRUST

By:	/s/ John Kunka
Name: John Kunka
Title: Assistant Treasurer
Date: September 21, 2011

Amendment No. 2 to Securities Lending Agency Agreement

This Amendment No. 2 (“Amendment No. 2”) to SECURITIES LENDING AGENCY AGREEMENT dated as of September 2, 2008 between Columbia Acorn Trust and Wanger Advisors Trust (each, a “Lender”), on behalf of each of their respective portfolio series identified on Schedule 1 thereto (each, a “Series”), on the one side, and Goldman Sachs Bank USA (formerly The Goldman Sachs Trust Company), doing business as Goldman Sachs Agency Lending (“GSAL”), on the other side (the “Agreement”), is entered into as of July 22, 2011 by and between each Lender and GSAL. Capitalized terms not defined herein shall have the meaning ascribed to them in the Agreement.

WHEREAS, under the Agreement, each Lender has appointed GSAL to act as its securities lending agent for the Series in connection with its securities lending activities in accordance with the terms thereof; and

WHEREAS, each Lender has determined to change its custodian from State Street Bank to JPMorgan Chase Bank, N.A.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto agree:

1.	Amendment to the Recitals in the Agreement. The second paragraph, first whereas clause of the agreement that reads:

WHEREAS, Lender and State Street Bank (“Custodian”) have entered into a Custody Agreement dated                 , 20                 pursuant to which Custodian has assumed certain responsibilities with respect to securities and other property held for the benefit of Lender in a custody account (the “Custody Account”);

is amended and restated in its entirety as follows:

WHEREAS, Lender and JPMorgan Chase Bank, N.A. (“Custodian”) have entered into a Custody Agreement, dated December 15, 2010 and effective July 22, 2011, pursuant to which Custodian has assumed certain responsibilities with respect to securities and other property held for the benefit of Lender in a custody account (the “Custody Account”);

2.	Amendment to Section 3 of the Agreement. Section 3 of the Agreement is amended to restate the last sentence and incorporate a new sentence as follows;

“All Collateral is intended to be received, held and administered for the benefit of Lender by Custodian in the custody clearing account set up for the benefit of the Lenders, and identified on GSAL’s books and records as belonging to the Series from which the loaned securities have been borrowed. For the avoidance of doubt, in addition to monitoring that the Applicable Margin Percentage is satisfied with respect to the aggregate lending of each Lender, GSAL shall use reasonable efforts to monitor that the Applicable Margin Percentage is satisfied with respect to each loan made by each individual Series.”

3.	Amendment to Section 11 of the Agreement. Section 11 of the Agreement is amended to incorporate the following new paragraph:

“(c) Subject to Section 18, GSAL shall ensure the cash collateral investment manager selected by Lender reflects the cash Collateral received under the SLA and transferred to such cash collateral manager by GSAL as being held in individual, separate accounts identified by such cash collateral investment manager as belonging to the particular Series that lent the securities for which cash Collateral relates.”

4.	Entire Agreement. Except as specifically modified by this Amendment No. 2, all terms of the Agreement are hereby reaffirmed and shall remain in full force and effect.

5.	Counterparts. This Amendment No. 2 may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be executed and delivered by their respective authorized officers as of the date appearing in the first paragraph above.

COLUMBIA ACORN TRUST		GOLDMAN SACHS BANK USA, doing business as Goldman Sachs Agency Lending

By:	/s/ John Kunka	By:	/s/ John M. Scully
Name: John Kunka			Name: John M. Scully, CFA
Title: Assistant Treasurer			Title: Vice President
Date: July 19, 2011			Date: July 18, 2011

WANGER ADVISORS TRUST

By:	/s/ John Kunka
Name: John Kunka
Title: Assistant Treasurer
Date: July 19, 2011

Amendment No. 1 to Securities Lending Agency Agreement

This Amendment No. 1 to the Securities Lending Agency Agreement dated as of September 2, 2008 between Columbia Acorn Trust and Wanger Advisors Trust (each a “Trust”) on behalf of their respective series (the “Funds”) (the “Agreement”) is entered into as of March 2, 2011 by and between each Trust and The Goldman Sachs Trust Company, doing business as Goldman Sachs Agency Lending (“GSAL”). Capitalized terms not defined herein shall have the meaning ascribed to them in the Agreement.

WHEREAS, under the Agreement, each Trust has appointed GSAL to act as securities lending agent for the Funds in connection with the securities lending activities described in the Trusts’ registration statements with the Securities and Exchange Commission; and

WHEREAS, under the Agreement, GSAL is responsible for ensuring that the Funds’ securities are lent in compliance with the lending restrictions established by Schedule 1a to the Agreement (“Schedule 1a”); and

WHEREAS, GSAL has recommended and the board of trustees of each Trust has concluded that it is desirable and in the best interests of the Funds to revise the definition of “loan size” used for purposes of the “lender restrictions” set forth in Schedule 1a.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto agree as follows:

The definition of “loan size” that appears in the second paragraph of Schedule 1a, under the heading “Lender Restrictions,” is amended and restated in its entirety, as follows:

•	Loan Size(1): In making new loans GSAL will lend no more of such Lender’s holdings in such security, than the lesser of i) three times the average daily trading volume (based on the past ninety days trading activity in the security) or ii) such amount that will not cause the aggregate amount of all loans for the Lender to exceed 5% of the outstanding shares of the issuer of such security.

(1)	These restriction will be in effect at the initiation of each loan. To the extent that volume declines or the reinvestment yield declines subsequent to a loan’s initiation such that the above restrictions would not be met, it would not be necessary to recall the loan unless requested by the Lender.

COLUMBIA ACORN TRUST AND
WANGER ADVISORS TRUST

By:	/s/ John Kunka
Name: John Kunka
Title: Assistant Treasurer
Date: 5/20/11

THE GOLDMAN SACHS TRUST
COMPANY, doing business as Goldman
Sachs Agency Lending

By:	/s/ John Scully
Name: John Scully
Title: Vice President
Date: 5/18/11

SCHEDULE 2

LIST OF APPROVED BORROWERS

REVISED 5/13/2013

Borrowers	Credit Limit ($ millions)
BARCLAYS CAPITAL INC	$250
BNP PARIBAS PRIME BROKERAGE, INC	$250
J.P. MORGAN CLEARING CORP.	$250
CITIGROUP GLOBAL MARKETS INC.	$250
CREDIT SUISSE SECURITIES (USA) LLC	$250
DEUTSCHE BANK SECURITIES INC	$250
JEFFERIES & COMPANY, INC.	$250
MORGAN STANLEY & CO LLC / MS SECURITIES SERVICES INC	$300
NATIONAL FINANCIAL SERVICES LLC	$250
NOMURA SECURITIES INTERNATIONAL, INC.	$50
UBS SECURITIES LLC	$250

Columbia Acorn Trust and Wanger Advisors Trust

By:	/s/ John Kunka
Name: John Kunka
Title: Assistant Treasurer

GOLDMAN SACHS BANK USA, doing business as Goldman Sachs Agency Lending

By:	/s/ Dennis Riley
Name: Dennis Riley
Title: Authorized Signatory

SECURITIES LENDING AGENCY AGREEMENT dated as of September 2, 2008 between Columbia Acorn Trust and Wanger Advisors Trust (each, a “Lender”), on behalf of each of their respective portfolio series identified on Schedule 1, (each, a “Series”), on the one side, and The Goldman Sachs Trust Company, doing business as Goldman Sachs Agency Lending (“GSAL”), on the other side.

WHEREAS, Lender and State Street Bank (“Custodian”) have entered into a Custody Agreement dated                 ,              20         pursuant to which Custodian has assumed certain responsibilities with respect to securities and other property held for the benefit of Lender in a custody account (the “Custody Account”);

WHEREAS, Lender’s investment adviser, Columbia Wanger Asset Management, LP. (“CWAM”) provides Lender with investment advisory and related administrative services, including operational support for its securities lending activies;

WHEREAS, Lender wishes to retain the services of GSAL to act as its agent in lending securities from time to time held in the Custody Account to certain borrowers, on the terms and conditions hereinafter set forth; and

WHEREAS, GSAL is willing to act as agent for Lender in lending such securities owned by Lender to certain borrowers, on the terms and conditions hereinafter set forth including, but not limited to, coordinating with Custodian with respect to the administration of such lending activity on Lender’s behalf and Lender has provided notification to Custodian to such effect.

NOW, THEREFORE, in consideration of the premises and agreements contained herein, the parties hereto, intending to be bound, hereby agree as follows:

1. Appointment. Lender hereby appoints GSAL as its agent to lend the Available Securities (as hereinafter defined) from the Series set forth in Schedule 1, and in accordance with the terms of this Agreement. Lender agrees that GSAL is acting as an agent on behalf of a fully disclosed principal in connection with the securities lending program. To facilitate performance of its lending agency activities (as more fully described below), GSAL may, in its discretion and without notice to Lender, from time to time appoint one or more of its affiliates to act as its sub-agent hereunder and under any securities loan agreement (“SLA”) entered into with respect to the loan of securities held in the Custody Account for the performance of operational and back office supporting functions, including without limitation, the monitoring of and processing of asset servicing events and performing credit analyses, and Lender hereby approves any such appointment; provided, however, that in no event shall GSAL appoint any unaffiliated sub-agent hereunder without the written consent of Lender. GSAL shall have the right, in its discretion, to terminate any appointment of a sub-agent or to modify the terms of any such appointment without notice to Lender.

2. Securities to be loaned. Those securities held in the Custody Account for the Series listed in Schedule 1, subject to restrictions set forth in Schedule 1a (the “Available Securities”). Lender shall notify GSAL of any securities in the Custody Account that should be withheld from lending. GSAL shall have no authority or responsibility for determining whether any of the securities should be considered Available Securities for purposes of this Agreement.

3. Collateral. During the term of any securities loan, GSAL shall permit the loaned securities to be transferred into the name of the borrower. For each loan of securities, the borrower shall pledge as collateral cash, U.S. Government and Agency Securities, and repurchase agreements on such securities (“Collateral”), as the Lender and Agent may agree from time to time. In the absence of an explicit agreement between the parties to the contrary, cash will be held as Collateral, provided, however, the Lender may also accept other forms of collateral permitted by interpretations of the SEC and approved in advance by its Board of Trustees. At the time of a loan, the Lender must receive from or on behalf of a borrower, collateral having an initial value of not less than: (i) 102% of the value of the securities loaned in the case of United States equity securities; or (ii) 105% of the value of the securities loaned in the case of non- U.S. equity securities (the “Applicable Margin Percentage”). In no instance may the value accepted be below the Applicable Margin Percentage of the value of the loaned securities. GSAL will mark the loaned securities to market each business day. In accordance with the SLA between GSAL and the borrowers, the borrower will agree to add to the collateral to cover increases in the value of the loaned securities in an amount such that the aggregate collateral has a value of not less than the Applicable Margin Percentage and the borrower’s failure to do so shall constitute a default thereunder. Also, the borrower will be obligated to deposit additional collateral not later than the business day following the day on which a collateral deficiency occurs. All Collateral is intended to be received, held and administered for the benefit of Lender by Custodian in the Custody Account, except as otherwise provided herein.

4. Termination of a Loan. GSAL is authorized in its discretion to terminate, on Lender’s behalf, any securities loan entered into with a borrower without prior notice to Lender, subject to the conditions of the relevant SLA. On any Business Day (as defined below), Lender may itself instruct GSAL to terminate any loan for any reason and GSAL agrees to comply with any such instruction. In the event Lender terminates a securities loan, the borrower’s failure to return securities by the termination date established by the notice of termination provided by GSAL or Lender shall constitute a Default Event (as defined in Section 13) hereunder and GSAL shall indemnify Lender as set forth in Section 13. Lender will not be responsible to pay any costs to terminate a loan, although it shall remain responsible for any fees accruing to the borrower, if any, through the termination date of such loan.

5. Borrowers. GSAL may lend the Available Securities from the Custody Account, as agent, to any one or more of the institutions (each, an “Approved Borrower”) listed on Schedule 2 hereto, and Lender hereby specifically approves such list of institutions. Although Lender remains ultimately responsible for drawing its own conclusions as to the relative credit-worthiness of any Approved Borrower it has selected, GSAL represents that all Approved Borrowers will have been subject to a due diligence process by the GS Credit Department reasonably designed to ensure a creditworthy pool of Approved Borrowers in the GSAL agency lending program. Lender understands and agrees that Schedule 2 may be amended by GSAL from time to time to add or delete borrowers and that GSAL will notify Lender in advance of each such proposed change. With respect to a deleted borrower, such change shall be effective immediately upon notification to Lender to such effect and all loans to such borrower shall be terminated immediately. With respect to a proposed additional borrower, GSAL shall obtain written approval of the amendment to Schedule 2 from any person listed as an approved person on Schedule 6, (each an “Approved Person”) prior to undertaking any loans with a proposed additional borrower(s),and, upon such approval, Schedule 2 shall be deemed amended to add the name(s) of such borrower(s). GSAL agrees that Lender may delete any institutions from the list of Approved Borrowers at any time and for any reason and that Lender will notify GSAL in advance of such deletion.

6. ERISA. Lender hereby represents and warrants that it is not a plan subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or Section 4975 of the Internal Revenue Code of 1986, as amended, or an entity whose assets consist of “plan assets” within the meaning of Section 3(42) of ERISA, and agrees promptly to notify GSAL if this representation shall cease to be true at any time during the term of this Agreement.

7. SLAs. Lender fully understands and agrees that GSAL intends to execute or cause to be executed an SLA (in materially the form of Schedule 3) as Lender’s agent on a disclosed basis with each borrower, and Lender hereby approves such form of SLA. Lender understands and agrees that GSAL may revise, without notice to Lender, the terms of any SLA with any borrower as GSAL deems necessary or appropriate, in its discretion, for the effectuation of any transaction contemplated hereby or thereby; provided, however, in the event GSAL negotiates modifications to the terms of any SLA with an Approved Borrower which reduce or eliminate any rights of Lender, or increase or add obligations of Lender, thereunder, then GSAL may not enter into new loans on behalf of Lender with such Approved Borrower under such modified SLA without the prior consent of Lender. In the event Lender does not approve of such modifications referred to in the prior sentence, Lender shall have the right to recall all outstanding Loans with such Approved Borrower and may instruct GSAL to remove such Approved Borrower from the list of Approved Borrowers. Lender also agrees promptly to furnish to GSAL its most recent publicly-available financial statements to enable GSAL to comply with any request therefor by a borrower in connection with any SLA.

8. Borrower’s Fees. GSAL is authorized by Lender to negotiate on Lender’s behalf with each borrower the securities to be lent and the amounts or fees to be received or paid pursuant to the applicable SLA. GSAL shall prepare a transactional confirmation in respect of each loan effected pursuant to an SLA, setting forth the securities borrowed and the material terms of the loan, and shall transmit the same to the borrower in accordance with such SLA. Lender understands and agrees that the identity of Lender will be disclosed by GSAL to a borrower under a securities loan at any time upon request of the borrower. The basis of GSAL’s compensation for its activities hereunder and in respect of any securities loan is set forth in Schedule 4 hereto.

9. Notice of Loan. GSAL shall notify CWAM and the Lender’s Custodian promptly after a securities loan has been agreed to on behalf of Lender with an Approved Borrower. In respect of the commencement of any loan, GSAL shall instruct the borrower to transfer to the Custody Account (or to another account instructed by GSAL for a Permitted Investment (as defined in Schedule 5)) the required collateral and shall advise Lender or Custodian to receive the same. GSAL shall also advise Lender or Custodian which securities in the Custody Account have been lent and the transfer instructions supplied by the borrower with respect thereto. Upon termination of the loan or promptly after Lender’s instructions to terminate the loan, GSAL shall instruct the borrower to return the loaned securities to the Custody Account and shall advise Lender or Custodian to receive the same. GSAL shall also advise Lender or Custodian as to Collateral due the borrower and the borrower’s transfer instructions with respect thereto.

10. Valuation of Loaned Securities. In respect of loans of securities entered into on Lender’s behalf, GSAL will value on a daily basis, in accordance with the applicable SLA, the loaned securities and all pledged Collateral and, where applicable, GSAL shall, in accordance with the provisions of the applicable SLA, request the borrower to deliver sufficient additional collateral to the Custody Account to satisfy the Applicable Margin Percentage and shall advise the Lender or Custodian to receive the same. Upon request, GSAL shall make available to Lender a summary description of its process for obtaining prices for this purpose. If, as a result of marking to market, Collateral is required to be returned to the borrower under the SLA, GSAL shall advise Lender or Custodian regarding the amount of Collateral requested by borrower to be returned and the manner, timing and means by which such return was requested by borrower to be effected.

11. Use of Collateral. (a) Lender shall have the right to invest cash Collateral received in respect of any loan, subject to an obligation, upon the termination of the loan, to return to the borrower the amount of cash initially pledged (as adjusted for any interim marks-to-market). Lender shall direct GSAL and/or Custodian, from time to time, as to the manner and means by which such cash Collateral is to be invested and the types of permissible investments. Until contrary instructions are furnished to GSAL by Lender, GSAL is authorized and directed to cause all cash collateral to be invested in the Permitted Investment as defined in Schedule 5 attached hereto, in which case Lender hereby authorizes GSAL to withdraw at any time any amounts held in the Permitted Investments to satisfy Lender’s obligations arising to a borrower, provided that in no instance may such a withdrawal cause the collateral to fall below the Applicable Margin Percentage.

(b) Lender acknowledges and agrees that any income or gains and losses from investing and reinvesting any cash Collateral delivered by a borrower to GSAL pursuant to an SLA shall be at Lender’s risk and for Lender’s account, and Lender agrees that to the extent any such losses reduce the amount of cash below the amount required to be returned to the borrower upon the termination of any loan made on Lender’s behalf (after giving effect to any fee or rebate on cash Collateral due to the borrower (“Cash Collateral Fee”)) , Lender will, on demand of GSAL, immediately pay to GSAL (for transmission to such borrower) an equivalent amount in cash denominated in U.S. Dollars. GSAL is hereby authorized and instructed, and GSAL agrees, to effect any required liquidation of Permissible Investments to satisfy Lender’s obligation to return cash Collateral pursuant to a mark to market or upon termination of any loan of securities.

12. Payment to Borrowers. GSAL shall advise Custodian, on the due date therefore, of any Cash Collateral Fees or amounts that are due to a borrower, and on behalf of Lender, to effect prompt payment thereof to the borrower by appropriate debit to the Custody Account and transfer to the borrower. With respect to fees and amounts (including in lieu of distributions on loaned securities) due to Lender from a borrower, GSAL shall advise Custodian of the fees and amounts to be received on the due date therefor in the Custody Account pursuant to Lender’s direction. Lender acknowledges and agrees that, in respect of any loan entered into on Lender’s behalf, GSAL may at its option, after giving Lender notice of any amount due and to the extent not promptly provided by Lender, advance its own funds to pay any such Cash Collateral Fee or other fees or amounts due the borrower. If GSAL makes any such advance, or if Lender does not pay to GSAL when due, Lender will be liable to GSAL for the payment of undisputed claims until payment in full of such liability, at a rate per annum equal to 1/2% above the highest broker call rate of interest as published in the Wall Street Journal (Eastern edition) from day to day. Lender acknowledges and agrees that the obligation of Lender to pay to the borrower the Cash Collateral Fee in respect of any loan of securities is independent of the results of investment of the related cash Collateral.

13. Borrower’s Default. In the event of a default by a borrower with respect to any loan entered into pursuant to an SLA, GSAL will, and is hereby authorized by Lender to, exercise on Lender’s behalf, in its discretion and without prior notification to Lender, any and all remedies provided thereunder or available under applicable law. In addition, the following applies:

(a) If a borrower fails, pursuant to the SLA with GSAL, to return loaned securities with respect to a loan when due for any reason (“Default Event”), then GSAL shall indemnify the Lender as set forth below. GSAL shall promptly, at its expense, purchase (“Buy-In”) for the Lender’s account, for settlement in the normal course, replacement securities of the same issue, type, class and series as that of the loaned securities, provided however, that if the value of the collateral (“Collateral Value”, as defined below) is less than the purchase cost of replacement securities, GSAL shall be responsible for satisfying such shortfall but only to the extent that such shortfall is not due to any diminution in the Collateral Value due to reinvestment risk (which is borne by Lender pursuant to Section 11 of this Agreement). Provided that the Lender provides sale notification to GSAL no later than 7:00 p.m. EST on trade date (recognizing that from time to time there may be (i) North American, Central American and South American trades which are communicated on the day after the applicable trade date, and GSAL shall be notified no later than 1:00 p.m. EST on the day after trade date, and (ii) European trades which are communicated on the day after the applicable trade date, and GSAL shall be notified no later than 10:00 a.m. EST on the day after trade date), then GSAL shall indemnify the Lender for overdraft charges at the Custodian during the Default Event Period (as defined below) in connection with (i) the Lender’s settlement of foreign exchange contracts that correspond to the loaned securities that are subject to the Default Event, and/or (ii) purchases of securities that were intended to be purchased with the proceeds of the sale of the securities that are subject to the Default Event. For purposes of this Section 13(a), “Default Event Period” shall mean the period from the date of the Default Event until (i) the settlement date of the Buy-In, (ii) the date payment is received by the Lender, or (iii) the date of the return of the loaned securities, whichever is applicable. In the event the Lender fails to meet its sale settlement obligations with respect to loaned securities as a result of a Default Event and the applicable exchange performs a “buy-in” to prevent a “market” short position, and the Lender provides notification of such sale to the GSAL in accordance with the procedures agreed from time to time by GSAL and CWAM, then, subject to Section 21, GSAL shall be liable for losses, expenses and liabilities incurred by the Lender in connection with such buy-in, including but not limited such losses, expenses or liabilities relating to corresponding foreign exchange transactions,except to the extent resulting from the negligence of the Custodian; provided, however that in no event shall GSAL be liable for any consequential damages.

(b) Collateral Value shall be the greater of the market value of the cash Collateral investments and the value of the cash Collateral pledged by a borrower with respect to a loan. Collateral Value shall be determined on the date of the Buy-In (or the payment made pursuant to (c) below). For non-cash collateral, Collateral Value shall be the market value as determined by GSAL, where applicable, based upon prices obtained from recognized pricing services or dealer price quotations other than the Borrower. In any instance where GSAL is unable to obtain prices from any recognized pricing services or dealer price quotations.and outside of a borrower default situation where the Collateral Value is determined by its sale price, GSAL agrees to present to the borrower that the market value of the non-cash collateral will be equal to the fair value of the securities determined in good faith by the Lender’s Board of Trustees or its designees.

(c) If, on the date of the Default Event, GSAL is not in possession or control of the Collateral allocated to the defaulted Loan, Lender shall promptly cause such Collateral to be transferred to the GSAL for application against the cost of any Buy-In.

(d) In the event GSAL is unable to execute a Buy-In in accordance with the above Buy-In procedure because of a GSAL-specific business disruption (including without limitation a breakdown in GSAL’s systems for routing execution orders), GSAL shall provide the Lender with immediately available funds in an amount equal to the market value of such unreturned securities plus the trading costs associated with the purchase of the replacement securities (the “Buy-In Price”). The Buy-In Price shall be calculated on the date the Lender receives notice of GSAL’s inability to execute a Buy-In, provided that in the event the Lender receives notice on a day the relevant markets where the unreturned securities are traded are closed for business, the relevant calculation date shall be the next day the relevant markets where the unreturned securities are traded are open for business and the Lender has reasonable time to purchase the replacement securities.

(e) In the event that GSAL is required to perform or make any payment under this Section, the Lender agrees that, to the extent of such performance or payment, GSAL shall be subrogated to, and the Lender shall assign, and be deemed to have assigned, to GSAL all of Lender’s rights in, to and against the Borrower in respect of the related loan, any Collateral pledged by the Borrower in respect of such loan and all proceeds of such Collateral. In the event that Lender receives or is credited with any payment, benefit or value from or on behalf of the Borrower in respect of rights to which GSAL is subrogated as provided herein, Lender shall promptly remit or pay to GSAL the same (or, where applicable, its United States dollar equivalent).

14. Reports. GSAL (i) will provide to Lender a daily statement of activity, in the form and with the information agreed by GSAL and the Lender, setting forth information relating to loaned securities, marks-to-market and terminations and (ii) will provide to Lender on or about the 7th (seventh) Business Day of each month, a statement indicating for the preceding calendar month the securities lent from the Custody Account, the value of such securities, the identity of the borrowers for each loan, the nature and amount of Collateral received as security for the loaned securities, the income received from such invested Collateral (as supplied to it by Lender or Custodian), the amounts of any fees or payments paid with respect to each loan and such other information as GSAL and Lender may agree to from time to time. For purposes hereof, “Business Day” means any day on which GSAL is open for business in Boston, Massachusetts. GSAL (unless otherwise instructed by Lender) shall instruct the borrower to remit directly to the Custody Account all amounts and fees due Lender pursuant to any loan of securities. GSAL will provide Lender with comparative data agreed upon from time to time for Lender to use to benchmark GSAL’s services with those of other lending agents. Also, for the purpose of assisting those individuals listed on Schedule 6 in connection with their research report (the “Research Report”), GSAL will permit such individuals to access Agent’s web-based reporting platform in order to see Agent’s reporting with respect to Lender’s securities lending activities, conditioned upon Lender and such individuals agreeing that Lender and such individuals may not disclose any information from such platform to any third-parties and subject to Lender and such individuals agreeing not to use Agent’s name in any materials made available to third-parties without Agent’s prior written approval. GSAL will also provide a report of the payments made by borrowers on the loaned securities (either as distributions or dividends or otherwise).

At least quarterly, GSAL shall provide the Board of Trustees of the Lender with such information and reports as agreed to from time to time to monitor the Lender’s securities lending activities, performance and compliance with this Agreement. GSAL maintains policies and procedures designed to ensure compliance with applicable regulations imposed by state and federal law, as well any self-regulatory organization. GSAL shall cooperate with the Lender’s Chief Compliance Officer and provide the information and data necessary to assess whether GSAL maintains policies and procedures reasonably designed to ensure compliance with applicable regulations imposed by state and federal law, as well as any self-regulatory organization, as well as compliance with the Lender’s securities lending policy (as disclosed to GSAL) with respect to the services of GSAL hereunder, and GSAL’s compliance with this Agreement; provided, however, that in no way shall non-compliance of this provision effect GSAL’s rights under this Agreement. GSAL agrees to certify quarterly whether it maintains and has adhered to policies and procedures reasonably designed to ensure (i) compliance with applicable regulations imposed by state and federal law as well as any self-regulatory organization, (ii) compliance with the Lender’s securities lending policy (as disclosed to GSAL) with respect to services of GSAL hereunder; (iii) compliance with this Agreement; and (iv) compliance with its allocation methodology and policies designed to prevent conflict of interests.

15. SIPA. The parties acknowledge that:

THE PROVISIONS OF THE SECURITIES INVESTOR PROTECTION ACT OF 1970 MAY NOT PROTECT THE LENDER WITH RESPECT TO THE SECURITIES LOAN TRANSACTION AND THAT, THEREFORE, THE COLLATERAL DELIVERED BY THE BROKER OR DEALER, AS BORROWER, TO THE LENDER MAY CONSTITUTE THE ONLY SOURCE OF SATISFACTION OF THE BROKER’S OR DEALER’S OBLIGATION IN THE EVENT THE BROKER OR DEALER FAILS TO RETURN THE SECURITIES.

16. Return of Securities. Lender acknowledges that, under the applicable SLA, the borrowers will not be required to return loaned securities immediately upon receipt of notice from GSAL terminating the applicable loan, but instead will be required to return such loaned securities no later than the earlier to occur of (i) the standard settlement date for trades of the Available Securities entered into on the date of such notice in the principal market therefor or (ii) five Business Days from the date GSAL provides such notice to the borrower. Upon receiving a notice from Custodian, Lender or Lender’s investment manager that Available Securities which have been lent to a borrower should no longer be considered Available Securities (whether because of the sale of such securities or otherwise), GSAL shall use its best efforts to notify promptly thereafter the borrower which has borrowed such securities that the loan of such securities is terminated and that such securities are to be returned within the time specified by the applicable SLA. Recognizing that borrowers have the standard settlement period to return securities after receiving notice to return securities, in the event Lender sells securities requiring that loaned securities be returned to settle such sale, then Lender shall use commercially reasonable efforts to notify, or cause its Custodian or Lender’s investment manager to notify, GSAL of the sale of such securities as quickly as practicable on the day of sale. Provided that GSAL has received notice of such sale from Custodian, Lender, or Lender’s investment manager no later than 7:00 p.m. EST on trade date (recognizing that from time to time there may be (i) North American, Central American and South American trades which are communicated on the day after the applicable trade date, and GSAL shall be notified no later than 1:00 p.m. EST on the day after trade date, and (ii) European trades which are communicated on the day after the applicable trade date, and GSAL shall be notified no later than 10:00 a.m. EST on the day after trade date), then GSAL agrees to pay any customary and reasonable overdraft charges imposed by Custodian as a result of the securities not being returned in time for scheduled settlement.

17. Dividends and Payments on Loaned Securities. GSAL shall distribute to Lender any payment due in connection with the loaned securities. GSAL or the borrowers will be responsible for the payment of any tax or expenses relating to any such payments, and shall forward the net amount remaining of the payment received to Lender. Lender acknowledges that any payments of distributions from the borrower to Lender are in substitution for the interest or dividend accrued or paid in respect of loaned securities and that the tax treatment of such payment may differ from the tax treatment of such interest or dividend. Lender also acknowledges that GSAL or Custodian may be required to withhold tax on amounts payable to or by Lender pursuant to a securities loan and GSAL may at any time claim from Lender any shortfall in the amount GSAL so withheld.

18. Operational Responsibilities. The responsibilities of GSAL, CWAM and Custodian with respect to negotiating and administering each securities loan shall be set forth in, and governed by, the written operational procedures established from time to time by GSAL, CWAM and Custodian and are incorporated by reference herein. GSAL shall have no liability whatsoever to Lender or any borrower arising from or based upon any failure or delay by Custodian, for whatever reason, to perform Custodian’s obligations to Lender as Custodian under any loan of securities (including complying with any instructions, orders or directions with respect to receipt and delivery of securities, Collateral and fees, and investment and liquidation/redemption of investments of Collateral). Fees and expenses of Custodian as a result of Lender or GSAL’s instruction to deliver and receive securities for loan transactions shall be the responsibility of GSAL so long as such fees are commercially reasonable fees as agreed to from time to time.

19. Representations and Warranties. Each party represents and warrants to each other that (i) it has due authority to enter into and perform this Agreement and any transactions contemplated thereby; (ii) the execution and performance of this Agreement and any transaction contemplated thereby has been duly authorized by all necessary action, corporate or otherwise, and does not and will not violate any law, regulation, charter, by-law or other instrument, restriction or provision applicable to it; and (iii) this Agreement constitutes such party’s legal, valid and binding obligation enforceable in accordance with its terms. In addition, Lender represents that, as to any securities lent at any time and from time to time from the Custody Account, Lender shall be the owner thereof with clear title thereto and no lien, charge or encumbrance upon such securities shall exist except as otherwise created hereunder.

20. Conflicts of Interest. Lender grants GSAL the authority set forth in this Agreement notwithstanding its awareness that GSAL, in its individual capacity or acting in a fiduciary capacity for other accounts, may have transactions or existing relationships with the same institutions to which loans of securities may be made hereunder, which transactions or relationships may give rise to potential conflict of interest situations.

21. Limitation of Liability. (a) Subject to Section 21(b), GSAL shall be liable to Lender for any losses suffered by Lender which were caused by any failure of GSAL in the performance of its obligations under this Agreement (including any such failure caused by the negligence, willful misconduct or reckless disregard of GSAL), provided, however, that GSAL shall not be responsible or liable for any such losses to the extent caused by:

(i) any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, transportation, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority; governmental actions; or inability to obtain labor, material, equipment or transportation, and the failure of market participants not controlled by GSAL (other than a failure by a borrower, which circumstance shall be governed by Section 13), and third party agents of Lender, to perform functions or services,

(ii) any diminution in the Collateral Value due to reinvestment risk (which is borne by Lender pursuant to Section 11 of this Agreement),

(iii) Lender’s failure to perform its obligations under this Agreement,

(iv) Lender’s loss of its ability to vote with respect to loaned securities,

(v) the failure of the manager of the Permitted Investment to fulfill its obligation to ensure the free movement of Collateral in and out of the Permitted Investment as contemplated hereunder, or

(vi) the failure of the Custodian to perform its obligations under this Agreement or, to the extent relevant hereunder, under the Custody Agreement between Lender and Custodian.

For purposes of this Section 21(a), the insolvency of a Borrower or a default by a Borrower shall not be deemed to be circumstances beyond GSAL’s control. GSAL represents and warrants that it has recovery plans that are reasonably designed to minimize any loss in its ability to continue to perform its obligations that might arise as a result of any events or under any circumstances listed under this Section 21(a). GSAL shall be entitled to conclusively rely upon any certification, notice or other communication (including by telephone, telex, facsimile, telegram, cable or email) reasonably believed by it to be genuine and correct and to have been signed or sent by or on behalf of an Approved Person of Lender. Set forth in Schedule 6 hereto is a list of Approved Persons, which list may be amended by Lender from time to time upon notice to GSAL.

(b) GSAL shall not be liable for consequential damages.

22. Approved Securities and Multiple Series. GSAL will use its best efforts to ensure that among each Series with Available Securities of the same type it provides for a fair and equitable allocation of loans and related fees with respect to any actual loans made in such Available Securities.

23. GSAL Appointment. Lender hereby authorizes and empowers GSAL to execute on Lender’s behalf (a) the SLA substantially in the form attached, (b) any agreement or document in connection with GSAL’s appointment of a sub-agent pursuant to Section 1 of this Agreement and (c) any agreement or document necessary for GSAL to enforce its rights against Collateral under Section [12]. It is understood and agreed that GSAL is authorized to supply any information regarding Lender and any loan of securities effected pursuant hereto which is required by applicable law.

24. Segregated Assets. Notwithstanding anything to the contrary contained in the Agreement and subject to Lender complying with the corporate formalities required in the jurisdiction of its formation and under the Investment Company Act of 1940 to ensure that the liabilities of each Series are not the liabilities of any other Series, GSAL acknowledges and agrees that the assets of each Series shall belong exclusively to that Series, shall be segregated by Lender from the assets of the other Series, shall not be used to discharge directly or indirectly the liabilities of or claims against any other Series and shall not be available for any such purpose. Subject to Lender complying with the corporate formalities required in the jurisdiction of its formation and under the Investment Company Act of 1940 to ensure that the liabilities of each Series are not the liabilities of any other Series, GSAL acknowledges and agrees that the assets and revenues of all the Series will not represent an aggregate pool of assets for the purpose of discharging the payment obligations of the Lender under this Agreement.

25. Termination. This Agreement may be terminated by any party on seven days’ written notice to the other party to such effect. The only effects of any such termination of this Agreement will be that (a) following such termination, no further loans shall be made hereunder by GSAL on behalf of Lender and (b) GSAL shall, within seven (7) days after termination of this Agreement, terminate any and all outstanding loans. The provisions hereof shall continue in full force and effect in all other respects until all loans have been terminated and all obligations satisfied as herein provided.

26. Notices. All notices, demands and other communications hereunder shall be in writing and delivered or transmitted (as the case may be) by registered mail, facsimile, telex or courier, or be effected by telephone or email promptly confirmed in writing and delivered or transmitted as aforesaid, to the intended recipient in accordance with Schedule 6 hereto. Notices shall be effective upon receipt.

27. Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. This Agreement shall not be modified or amended except by an instrument in writing signed by Lender and GSAL. This Agreement supersedes any other agreement between the parties hereto concerning loans of securities held in the Custody Account. This Agreement shall not be assigned by either party without the prior written consent of the other party.

28. Confidentiality. GSAL shall treat Lender’s portfolio holdings data in confidence and shall disclose it only to the extent (a) appropriate for it to perform its obligations as Agent hereunder, {b) necessary to comply with applicable law, regulation or regulatory process or as required by subpoena, court order, court decree or other judicial process or (c) necessary to obtain legal or other professional advice.

29, Notice of Limitation of Liability. Subject to Lender’s compliance with the formalities necessary in the jurisdiction of its formation to ensure that Trustees, Directors and shareholders of Lender are not personally liable for the obligations of Lender, GSAL acknowledges the following statement that Lender represents is required by the governing documents of the Lender:

Limitation of Liability

A copy of the Agreement and Declaration of Trust of each Trust is on file with the Secretary of State of The Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed on behalf of the Trustees or officers of the Trusts as Trustees or as officers and not individually, and that the obligations of this instrument are not binding upon any of the Trustees or the officers or the shareholders individually but are binding only upon the assets and property of the Trust or of the applicable series thereof.

Columbia Acorn Trust and Wanger Advisors Trust

By	/s/ Robert P. Scales
Name: Robert P. Scales
Title: General Counsel

THE GOLDMAN SACHS TRUST COMPANY, doing business as Goldman Sachs Agency Lending

By	/s/ W. Tredick McIntire
Name: W. Tredick Mcintire
Title: President

SCHEDULE 1

SERIES

Columbia Acorn Fund

Columbia Acorn International

Columbia Acorn International Select

Columbia Acorn Select

Columbia Acorn USA

Wanger International

Wanger International Select

Wanger Select

Wanger USA

Schedule 1a

Lending Restrictions

Lender Restrictions

•	Security Level: Certain securities will be restricted from lending at the direction of Lender. Lender will communicate to GSAL such restrictions in writing from time to time.

•	Loan Size’(1) : In making new loans GSAL will lend no more of such Lender’s holdings in such security, than the lesser of i) three times the average daily trading volume (based on the past thirty days trading activity in the security) or, ii) such amount that will not cause the aggregate amount of all loans for the Lender to exceed 5% of the outstanding shares of the issuer of such security.

•	Minimum Spread(1) : In negotiating the terms of a new loan transaction, GSAL will not enter into a loan unless the gross spread (calculated as the reinvestment yield as communicated to GSAL by Permitted Investment Vehicle (or its investment manager) less the rebate rate) is at least 25 basis points at the outset of the loan transaction.

•	Proxy Voting: GSAL will ensure that its affiliated sub-agent’s Asset Servicing Group notifies it of any upcoming shareholders meetings that it becomes aware of. It is understood that GSAL or such Asset Servicing Group may rely upon third parties other than the issuer to inform it of, and provide information concerning, upcoming proxy events. While GSAL believes its third party sources, such as custodians, securities depositories, agent banks and proxy service providers, to be reliable, it will not be obligated to verify the accuracy or completeness of such information. Further, as an accommodation to Lender, GSAL or its third party sources may translate the information from non-English language sources. Because translation is an inherently subjective process involving words or phrases without universally acknowledged equivalents in English, GSAL is not responsible for the accuracy of any such translation. In any case in which GSAL becomes aware that voting or consent rights that accompany a loaned security pass to a borrower and GSAL has sufficient advance knowledge of such rights, GSAL will use best efforts to call the loaned securities back to permit the exercise of such rights, if time and jurisdictional restrictions permit. New loans of such securities may resume the business day following Proxy Record Date. For such securities recalled in advance of the recognized proxy date, GSAL will demand that such securities be returned by the borrowers by the recognized proxy record date.

Regulatory Restrictions

•	Utilization Limits: GSAL will monitor utilization limits at the fund level to ensure the market value of loans outstanding at any time does not exceed 33 1/3% of Total Assets’ 2) of the fund. In order to perform this role, Lender will report daily to GSAL its then current total net assets. GSAL shall use the last daily report received from Lender as the basis for its calculations.

•	Collateralization Levels: Collateral will be required at a minimum of 100% of the market value of securities on loan. (All loans will be marked to market on a daily basis to obtain collateral equal to 102% of the market value for U.S. securities, and 105% of non-U.S. securities.) The collateralization requirements will be calculated on the aggregate number and amount of securities loaned to the same borrower.

oi	These restrictions will be in effect at the initiation of each loan. To the extent, that volume declines or the reinvestment yield declines subsequent to a loan’s initiation such that the above restrictions would not be met, it would not be necessary to recall the loan unless requested by the Lender.

SCHEDULE 2

LIST OF APPROVED BORROWERS

Borrowers	Credit Limit ($millions)
BARCLAYS CAPITAL INC	$250
BEAR STEARNS SECURITIES CORP	$250
CITIGROUP GLOBAL MARKETS INC.	$250
CREDIT SUISSE SECURITIES (USA) LLC	$250
DEUTSCHE BANK SECURITIES INC	$250
JEFFRIES & COMPANY, INC.	$250
MERRILL LYNCH PIERCE FENNER & SMITH INC	$250
MORGAN STANLEY & COMPANY INC	$250
MS SECURITIES SERVICES INC	$250
NATIONAL FINANCIAL SERVICES LLC	$250
UBS SECURITIES LLC	$250

SCHEDULE 3

FORM OF SECURITIES LOAN AGREEMENT

SECURITIES LOAN AGREEMENT

SECURITIES LOAN AGREEMENT dated                     by and between The Goldman Sachs Trust Company, doing business as Boston Global Advisors, as agent for accounts (in such capacity and not in its individual capacity, “Lender”), and(“Borrower”) setting forth the terms and conditions under which Lender, on behalf of disclosed accounts (each, an “Account” and, collectively, the “Accounts”) hereto lends to Borrower certain securities against a pledge of collateral.

Lender and Borrower as the parties hereto agree as follows:

1 . Loan of Securities.

1.1 Subject to the terms and conditions of this Agreement, either party hereto may orally initiate a transaction whereby Lender may, from time to time, lend securities to Borrower. The parties shall agree orally on the terms of each Loan, including the date of commencement of the Loan, the issuer of the securities, the description and amount of securities to be lent and the method and location of their delivery, the terms of compensation (including any applicable rebate), the Margin Percentage, and the type(s) and amount of Collateral to be transferred by Borrower and the method and location of their delivery, which terms may be amended during the Loan upon mutual agreement of the parties.

1.2 (a) Each Loan shall be evidenced by a written confirmation (“Confirmation”) to be prepared by Lender and delivered to Borrower at or about the commencement of the Loan. The Confirmation shall set forth the material terms of the Loan. The Confirmation, together with this Agreement, shall constitute conclusive evidence of the terms of any Loan agreed to by Borrower and Lender, unless with respect to the Confirmation specific objection is made immediately after receipt thereof by Borrower.

(b) If the parties heretofore agree, each Loan shall not be evidenced by the method specified in l .2(a) but rather by Lender’s records pertaini ng to such Loans maintained by Lender in the regular course of its business and which shall represent conclusive evidence thereof except for manifest error or willful misconduct. Lender shall send Borrower monthly statements of outstanding Loans showing Loan activity which Borrower agrees to examine promptly and to advise Lender of any errors or exceptions. Borrower’s failure to so advise Lender within twenty (20) days after delivery of any such statement shall be deemed to be Borrower’s admission of the accuracy and correctness of the contents thereof and Borrower shall be ful ly bound thereby. The foregoing shall not be construed to prevent the parties hereto from mutually agreeing to amend or correct such statements if there has been manifest error in the preparation of such statements.

(c) Irrespective of whether the parties agree to l ..2(a) or (b) above, on a monthl y basis, Lender shall furnish to Borrower a list of Accounts on whose behalf Lender is authorized to effect loans as agent. In respect to any Loan, the identity of the Account acting as lender shall be promptly furnished to Borrower upon its request and, in any event, shall be automatically furnished to Borrower by Lender upon the occurrence of a Defaul t involving such Account.

1.3 Notwithstanding the provisions in this Agreement with respect to when a Loan occurs, a Loan hereunder shall not occur until the Loaned Securities and the Collateral therefore are transferred.

1.4 WITHOUT WAIVING ANY RIGHTS GIVEN TO LENDER HEREUNDER, IT IS UNDERSTOOD AND AGREED THAT THE PROVISIONS OF THE SECURITIES INVESTOR PROTEC ION ACT OF 1970 MAY NOT PROTECT LENDER WITH RESPECT TO LOANED SECURITIES HEREUNDER AND THAT, THEREFORE, THE COLLATERAL DELIVERED TO LENDER MAY CONSTITUTE THE ONLY SOURCE OF SATISFACTION OF BORROWER’S OBLIGATIONS IN THE EVENT BORROWER PAILS TO RETURN THE LOANED SECURITIES.

2. Transfer of Loaned Securities. On the date for the commencement of the Loan, Lender shall transfer the Loaned Securities to Borrower or its designee by either (a) delivering to Borrower or its designee certificates representing the Loaned Securities together with duly executed stock or bond transfer powers or certificates or other instruments of transfer or assignment as are customary in the market in which such Loaned Securities are deli vered; (b) causing the Loaned Securities to be credited to Borrower’s account and debited to Lender’s account at a clearing agency (“Clearing Organization”) at which Borrower and Lender maintain accounts; or (c) any other method of transfer as agreed upon by the parties. Borrower agrees that the completion of a delivery of Loaned Securities to it pursuant to a Loan shall constitute its acceptance and receipt thereof and each such acceptance and receipt shall be deemed to constitute, and shall constitute, a representation by Borrower that as of the date of such acceptance and receipt (i) all representations and warranties by Borrower herein are true and correct, as if made on and as of such date, (ii) no Default hereunder has occurred and is continuing, and (iii) except as otherwise theretofore disclosed to Lender in writing, there has been no material adverse change in the financial condition or business of Borrower or any direct or indirect parent since the date of the most recent financial statements of Borrower provided to Lender hereunder and that, where Borrower is a registered broker-dealer under the Securities Exchange Act of 1934, as amended (“Exchange Act”), it is in compliance with Rule 15c3- I thereunder.

3. Transfer of Collateral.

3.1 On or prior to the receipt of the Loaned Securities, Borrower shall transfer to Lender Collateral in an amount (the “Req uired Value”) equal to the percentage (the “Margin Percentage”) of the market val ue of the Loaned Securities as agreed to by the parties (which shall not be less than 100% of the market val ue of the Loaned Securities) and shall be equal to the percentage specified in Annex I hereto for particular types of loans.

3.2 All transfers of Collateral consisting of securities (including those made pursuant to Section 8) shall be effected in the same manner as that provided in Section 2 for Loaned Securities. All transfers of Collateral consisting of cash (including those made pursuant to Section 8) shall be made by (a) wire transfer in immediately available, freely transferable funds or (b) such other means as the parties hereto may agree. All transfers of Collateral consisting of a letter of credit from Borrower to Lender shall be made by delivery to Lender of an irrevocable performance letter of credit issued by a bank (not affiliated with Borrower) which is acceptable to Lender and is insured by the Federal Deposit Insurance Corporation or is a foreign bank that has filed an agreement with the Board of Governors of the Federal Reserve System on Form FR T-2 (or any successor). Transfer of a letter of credit from Lender to Borrower shall be made by causing such letter of credit to be returned or, through the written consent of Lender, causing the amount of such letter of credit to be reduced to the amount required after such transfer.

3.3 The Collateral transferred by Borrower to Lender, as adjusted pursuant to Section 8, shall be security for Borrower’s obligations in respect of such Loan and for any other obligations of Borrower to Lender, and Borrower hereby pledges with, assigns to, and grants Lender a continuing security interest in, and a lien upon, the Collateral (other than letters of credit), which shall attach upon the delivery of the Collateral to Lender and which shall cease upon the redelivery of the Collateral to Borrower.

3.4 Lender may use or invest the Collateral, if such consists of cash, at its own risk and for its own benefit and shall be entitled to retain all income and profits therefrom and shall bear all losses with respect thereto. If the Collateral consists of securities, Lender may pledge, repledge, hypothecate, rehypothecate, lend, relend. sell or otherwise transfer the Collateral and commingle, with other collateral or with its own assets, the Collateral. Borrower irrevocably appoints Lender to be the attorney-in-fact of Borrower for the purpose of doing or performing any act or thing (including, without limitation, executing any document) and to take all other steps as may be required to enable Lender to effect transfer thereof to a third party or to otherwise realize upon any Collateral which has been transferred to it pursuant to any Loan.

3.5 Except as provided in Section 12, Lender shall be obligated to return the Collateral to Borrower upon tender to Lender of the Loaned Securities on termination of the Loan.

3.6 If, on any Business Day corresponding to the commencement date for a Loan, Borrower transfers the Collateral and Lender does not transfer the Loaned Securities, Borrower shall have the absolute right to the immediate return of the Collateral; and if, on any such Business Day, Lender transfers Loaned Securities and Borrower does not transfer Collateral hereunder, Lender shall have the absolute right to the immediate return of the Loaned Securities.

3.7 Borrower may, upon reasonable notice to Lender and with Lender’s consent (which shall not be unreasonably withheld), substitute Collateral for Collateral securing any Loan; provided, however, that such substituted Collateral shall (a) consist only of cash, securities or other property that the parties agreed would be acceptable Collateral prior to the commencement of the Loan or Loans and (b) have a market value such that the aggregate market value of such substituted Collateral shall equal or exceed the agreed upon Margin Percentage of the market value of the Loaned Securities. Substituted Collateral shall constitute Collateral hereunder for all purposes.

3.8 A transfer of Loaned Securities or Collateral may be effected on any day except (i) a day on which the intended transferee is closed for business (which transferee may be a designee or agent) or (ii) a day on which a Clearing Organization or wire transfer system is closed, if the facilities of such Clearing Organization or wire transfer system are required to effect such transfer.

3.9 (a) Except as provided in the following sentence, upon receipt of Collateral for a Loan, such Collateral shall be allocated to such Loan; provided that if Collateral is received on the same day for more than one Loan, the Lender shall allocate such Collateral to each Loan then being made so that each such Loan is secured by not less than the Required Value of Collateral. Any Collateral received by Lender with respect to a Loan in excess of the Required Value for such Loan may be held by Lender as collateral security for all Loans made to Borrower at any time without being allocated to any one Loan or, in the sole discretion of Lender, may be allocated at any time to any Loan or Loans then outstanding hereunder. All allocations of Collateral shall be marked in Lender’s books, which shall be conclusive evidence of such allocations.

(b) Lender shall have the right, at its sole election, at any time and from time to time, to allocate and/or reallocate any Collateral held by it hereunder to or among any outstanding Loan or Loans.

(c) It is expressly understood and agreed by the parties hereto that any allocation of Collateral to any Loan or liabilities due to any Account pursuant to the terms hereof shall in no way affect the ability of Lender to apply such Collateral to the satisfaction of any obligation of Borrower hereunder upon any default hereunder, regardless of the Loan or Account to which such obligation relates, and that all Collateral at any time given hereunder shall constitute collateral security for all the Borrower’s obligations to Lender hereunder without distinction of any kind and upon any default hereunder may be applied to any such obligation or obligations as Lender in its sole discretion may elect.

4. Fees for Loan.

4.1 Unless otherwise agreed, (a) Borrower agrees to pay Lender a loan fee (a “Loan Fee”), computed daily on each Loan to the extent such Loan is secured by cash Collateral or Collateral other than cash, based on the aggregate market value, on each day for which such Loan Fee is being computed, of the Loaned Securities so secured, and (b) Lender agrees to pay Borrower a fee or rebate (a “Cash Collateral Fee”) on Collateral consisting of cash, computed daily based on the amount of cash held by Lender as Collateral. In the case of each of the Loan Fee and the Cash Collateral Fee, the parties shall agree on the applicable rates therefor. Unless otherwise agreed, Loan Fees shall accrue from and including the date on which the Loaned Securities are transferred to Borrower to, but excluding, the date on which such Loaned Securities are returned to Lender, and Cash Collateral Fees shall accrue from and including the date on which the cash Collateral is transferred to Lender to, but excluding, the date on which such cash Collateral is returned to Borrower.

4.2 Unless otherwise agreed, any Loan Fee or Cash Collateral Fee payable hereunder shall be payable upon the earlier of (i) the seventh day of the month following the calendar month in which such fee was incurred or (ii) the termination of all Loans hereunder (or, if a transfer of cash under Section 3.8 may not be effected on such seventh day or the day of such termination, as the case may be, the next day on which such a transfer may be effected). Notwithstanding the foregoing, all Loan Fees shall be payable by Borrower immediately in the event of a Default hereunder by Borrower and all Cash Collateral Fees shall be payable immediately by Lender in the event of a Default hereunder by Lender.

5. Termination of the Loan.

5.1 Each Loan shall be terminable on demand, notwithstanding any expectation by any party that a Loan would remain outstandi ng for a given time period. Borrower may terminate a loan at any time by giving notice to Lender at least two Business Days prior to the termination date established by such notice. On the termination date, Borrower shall transfer the Loaned Securities to Lender in the same manner as initial transfer thereof from Lender to Borrower was effected pursuant to Section 2, whereupon Lender shall transfer to Borrower the Collateral (as adjusted pursuant to Section 8) by close of the day (which m ust be a day upon which Lender or its designee or agent holding the Collateral is open for business in the jurisdiction in which such Collateral is held) next succeeding the day of such receipt of the Loaned Securities.

5.2 Lender may terminate a Loan at any time by giving notice to Borrower prior to the close of business on a Business Day. The termination date establ ished by such notice shall be a Business Day no later than the earlier to occur of (i) the standard settlement date for trades of the Loaned Securities entered into on the date of such notice in the principal market therefor or (ii) five Business Days from the giving of such notice. On the termination date, Borrower shall transfer to Lender the Loaned Securities in the same manner as initial transfer thereof from Lender to Borrower was effected pursuant to Section 2, whereupon Lender shall transfer to Borrower the Collateral (as adjusted pursuant to Sectfon 8) by close of the day (which must be a day upon which Lender or its designee or agent holding the Collateral is open for business in the jurisdiction in which such Collateral is held) next succeeding the day of such receipt of the Loaned Securities.

5.3 For purposes of this Agreement, any required return by Borrower of Loaned Securities shall include securities identical in issuer, type, class and face amount to those actually transferred by Lender to Borrower at the commencement of the related Loan, and any required return by Lender of Collateral consisting of securities shal l include securities identical in issuer, type, class and face amount to those actually transferred by Borrower to Lender during the term of the Loan.

6. Rights of Borrower in Respect of the Loaned Securities. Until a Loan is terminated in accordance herewith, Borrower shall have all of the incidents of ownership of the Loaned Securities, including the right to transfer the Loaned Securities to others. Lender hereby waives the right to vote the Loaned Securities during the term of the Loan.

7. Dividends, Distributions, Etc.

7.I I Lender shall be entitled to receive all distributions made on or i n respect of the Loaned Securities the record dates for which occur during the term of the Loan (or the record date for which occurs at a time following return of Loaned Securities upon termination of the Loan but prior to re-registration thereof in the name of Lender or its designee in the normal course) and which are not otherwise received by Lender, to the full extent it would be so entitled if the Loaned Securities had not been lent to Borrower, includi ng, but not limited to: (a) all property (including cash dividends and all other distributions of cash or property), (b) stock dividends and bonus issues, (c) securities received as a resul t of split ups of the Loaned Securities and distributions in respect thereof, (d) interest payments, (e) all rights to purchase additional securities, and (t) payments upon maturity or other redemption.

7.2 Any cash distributions made on or in respect of the Loaned Securities, which Lender is entitled to receive pursuant to Section 7.1, shall be paid by the transfer of cash (denominated in the currency of issue for the Loaned Securities, unless otherwise agreed) to Lender by Borrower on the relevant payment date therefor, in an amount equal to such cash distribution (subject to the provisions of Section 7.6), so long as Lender is not then in Default. Non-cash distributions received by Borrower shall be added to the Loaned Securities (unless otherwise agreed by the parties) and shall be considered such for all purposes, except that if the Loan has terminated, Borrower shall forthwith deliver the same to Lender.

7.3 So long as Loaned Securities have not been returned to Lender and re-registered in the name of Lender or its nominee, the parties agree that all rights arising in respect of conversions, subdivisions, consolidations, redemptions, takeovers, preemptions, options or other rights shall be for the benefit of Lender and shall be deemed to have been exercised for the benefit of Lender in accordance with Lender’s prior instructions to Borrower. Borrower will use its best efforts to seek instructions from Lender with respect to each of the foregoing at such time and in such manner as to be able to act timely in accordance with such instructions. Borrower’s obligation to remit distributions and to return Loaned Securities upon the termination of the Loan shall be made after giving full effect to such instructions, irrespective of the extent of Borrower’s compliance with such instructions.

7.4 Borrower shall be entitled to receive all cash distributions made on or in respect of non-cash Collateral the record or payment dates for which occur during the term of the Loan and which are not otherwise received by Borrower, to the full extent it would be so entitled if the Collateral had not been delivered to Lender. Any distributions made on or in respect of such Collateral which Borrower is entitled to receive hereunder shall be paid by the transfer of cash (denominated in the currency of issue of the non-cash Collateral, unless otherwise agreed) by Lender to Borrower, upon the date of Lender’s receipt, in an amount equal to such cash distribution (subject to the provision of Section 7.6), so long as Borrower is not then in Default.

7.5 Lender shall not be required to take any action pursuant to Section 7.4 to the extent that, as a result of such action, Borrower would become obligated to transfer Collateral to Lender under Section 8.

7.6 (a) If (i) Borrower is required to make a payment (a “Borrower Payment”) with respect to cash distributions on Loaned Securities under Sections 7.1 and 7.2 (“Securities Distributions”) and (ii) Borrower, Borrower’s custodian or Lender (“Payor”) shall be required by Jaw to collect any withholding or other tax required to be deducted or withheld from such Borrower Payment (“Tax”), then Borrower shall pay such additional amounts as may be necessary in order that the net amount of the Borrower Payment received by Lender for the benefit of the Affected Account, after payment of such Tax equals the net amount of the Securities Distribution that would have been received by the Affected Account if such Securities Distribution had been paid directly to it, provided, however, that any Borrower Payment shall also take into account (and Borrower shall pay such additional amounts which reflect) the value to the Affected Account (as notified, orally or in writing, by Lender to Borrower) of any tax refund, reclaim or credit which such Affected Account would otherwise have been entitled to had it not lent the securities to Borrower but instead had retained ownership thereof.

(b) If Lender is required to make a payment (“Lender Payment”) with respect to distributions on Collateral under Section 7.4 (“Collateral Distributions”), Lender shall pay to Borrower the net amount of the Collateral Distribution which Borrower would have received had it not pledged the Collateral and such Collateral Distribution had instead been paid directly by the applicable issuer(s) to Borrower.

(c) Each party shall supply to the other such tax information as may be requested by the other to enable it to effect the Borrower Payment or Lender Payment in the required amount, computed as per the immediately preceding paragraphs of this Section 7.

8. Mark to Market Margin.

8.1 In the event that on any Business Day the market value of Collateral subject to a Loan shall be less than the Margin Percentage of the market value of the outstanding Loaned Securities subject to such Loan (a “Margin Deficit”), Lender may, by notice (which may he oral) to Borrower, demand that Borrower transfer to Lender additional Collateral so that the market value of such additional Collateral, when added to the market value of all other Collateral subject to such Loan, shall equal or exceed the agreed upon Margin Percentage of the market value of the Loaned Securities. Unless otherwise agreed, such transfer (in the case of Collateral denominated in U.S. dollars) is to be made in the United States in accordance with Lender’s instructions no later than 3:00 p.m.

Boston time on the day of such demand if demand is made prior to 11:00 a.m. Boston time; in the case of all other types of Collateral and in the case of Collateral denominated in U.S. dollars where demand is made subsequent to 1 1:00 a.m. Boston time, such transfer shall be completed by the close of business of Lender (or its designee) in the location specified to Borrower for transfer of additional Collateral on the next succeeding day on which Lender (or its designee) is open for business thereat and not authorized or required to be closed. If the additional Collateral to be posted is intended to be through adjustment of a letter of credit heretofore delivered to Lender as Collateral, Borrower agrees to cause the issuing bank to amend the original letter of credit by delivery of an amended letter of credit to Lender within the applicable time period described in the preceding sentence.

8.2 In the event that on any Business Day the market value of all Collateral subject to a Loan shall be greater than the Margin Percentage of the market value of the outstanding Loaned Securities subject to such Loan (a “Margin Excess”), Borrower may, by notice (which may be oral) to Lender, demand that Lender transfer to Borrower such amount of the Collateral selected by Borrower so that the market value of the Collateral, after deduction of such amount, shall not exceed the Margin Percentage of the market value of the Loaned Securities. Unless otherwise agreed, such transfer (in the case of Collateral denominated in U.S. dollars) is to be made in the United States in accordance with Borrower’s instructions no later than the close of business of Lender on the day of such demand if demand is made prior to 1 1:00 a.m. Boston time; in the case of all other types of Collateral and in the case of Collateral denominated in U.S. dollars where demand is made subsequent to 11:00 a.m. Boston time, such transfer shall be completed by the close of business of Borrower (or its designee) in the location specified to Lender for transfer of excess Collateral on the next succeeding day on which Borrower (or its designee) is open for business thereat and not authorized or required to be closed; provided, however, that if Lender is requested to return a portion of any security constituting Collateral to Borrower pursuant to this Agreement, Borrower shall, at the oral request of Lender, take all such action as is necessary to cause such security to be reissued in such denominations as are required to permit such a partial return and in such case Lender shall not be obligated to return Collateral hereunder unless and until such action has been taken and may thereafter make required returns of Collateral hereunder by returning such securities in such amounts as are, as nearly as practicable, equal to but not greater than the required return. The return to Borrower of securities the market value of which on the date on which the requirement to return the same was established was then sufficient to comply with such requirement of return shall be in full compliance with this Agreement and a full discharge of Lender’s obligation to make such return, notwithstanding the fact that at the date of such return the market value of any such securities may have declined. Where Collateral is in the form of a letter of credit, Lender agrees to promptly consent to a reduction in the undrawn balance of the letter of credit sufficient to eliminate the Margin Excess, and if Borrower delivers to Lender an amended letter of credit within the time period described in the second sentence of this Section 8.2.

8.3 Borrower and Lender may agree, with respect to one or more Loans hereunder, to mark the values to market pursuant to Sections 8.1 and 8.2 by valuing the Loaned Securities lent and the Collateral given in respect thereof on an aggregate basis.

8.4 Borrower and Lender may agree, with respect to any or all Loans hereunder, that the respective rights of Lender and Borrower under Sections 8.1 and 8.2 may be exercised only where a Margin Excess or Margin Deficit exceeds a specified dollar amount or a specified percentage of the market value of the Loaned Securities under such Loans (which amount or percentage shall be agreed to by Borrower and Lender prior to entering into any such Loans).

9. Representations of the Parties Hereto. The parties hereby make the following representations and warranties, which shall continue during the term of any Loan hereunder:

9.1 Each party hereto represents and warrants that (a) it has the power to execute and deliver this Agreement, to enter into the Loans contemplated hereby and to perform its obligations hereunder; (b) it has taken all necessary action to authorize such execution, delivery and performance; and (c) this Agreement constitutes a legal, valid and binding obligation enforceable against it (in the case of Lender, solely in its capacity as agent for the Account whose securities are the subject of a Loan).

9.2 Each party hereto represents and warrants that the execution, delivery and performance by it of this Agreement and each Loan hereunder will at all times comply with all applicable laws and regulations including those of applicable securities regulatory and self-regulatory organizations.

9.3 Each party hereto represents and warrants that it has made its own determination as to the tax treatment of any dividends, remuneration or other funds received hereunder.

9.4 Borrower represents and warrants that all Loans will comply with Regulation T and, without limiting the generality of the foregoing, that it (or the party to whom it relends the Loaned Securities) is borrowing the Loaned Securities for the purpose of making delivery of such securities in the case of short sales, failure to receive securities required to be delivered or other similar situations or as otherwise permitted pursuant to Regulation T of the Board of Governors of the Federal Reserve System.

9.5 Borrower represents and warrants that it has, or will have at the time of transfer to Lender of any Collateral hereunder (other than letters of credit), the right to grant to Lender a first priority security interest therein subject to the terms and conditions hereof. As to Collateral consisting of letters of credit transferred to Lender hereunder, Borrower represents and warrants that Lender shall have full unencumbered title thereto.

9.6 Lender represents and warrants that the Account acting as lender in any Loan has represented and warranted to it that the Loaned Securities transferred to Borrower shall be free and clear of any lien or encumbrance at the time of transfer, and Borrower represents and warrants that the return to Lender of Loaned Securities shall be free and clear of any lien or encumbrance at the time of such return.

9.7 Lender represents and warrants that as to each Account, such Account has represented and warranted to it that (i) such Account has duly authorized Lender, as agent, to execute and deliver this Agreement on its behalf, and to enter into Loans on its behalf, (ii) such Account has the requisite power to perform, and has been duly authorized to perform, the obligations imposed hereunder and under any Loan effected pursuant hereto, and (iii) the obligations of such Account in respect of any Loan effected pursuant to this Agreement constitute legal, valid and binding obligations of the Account, enforceable in accordance with their terms.

9.8 Each of the representations and warranties set out in Section 2(i), ( ii), and (iii) and in Section 9, shall, notwithstanding any provision of Section 2 or 9 or any other provision of the Agreement, be deemed made and repeated for all purposes at and as of all times when any Loan entered into hereunder is outstanding.

I 0. Covenants.

I 0.1 (a) If Borrower is not a broker-dealer registered under the Exchange Act, it covenants as follows: Upon execution of this Agreement, Borrower shall deliver to the Lender Borrower’s and any parent company’s most recent available financial information, including (without limitation) the most recent available audited and unaudited statements of Borrower’s and any parent company’s financial condition that Borrower or such parent company is required to provide to any governmental agency or self regulatory body. As long as any Loan is outstanding under this Agreement, Borrower will promptly deliver to Lender all such financial information that is subsequently available, and any other financial information or statements that Lender may reasonably request.

(b) If Borrower is a broker-dealer registered under the Exchange Act, it covenants as follows: Upon execution of this Agreement, Borrower shall deliver to Lender the most recent statements of Borrower required to be furnished to Borrower’s customers by Rule I 7a-5(c) and (d) under the Exchange Act. As long as any Loan is outstanding under this Agreement, Borrower shall promptly deliver to Lender all such statements subsequently required to be furnished to Borrower’s customers by such Rule (or any successor thereto). Upon execution of this Agreement, Borrower shall also deliver to Lender Borrower’s and any parent company’s most recent financial information otherwise available to its shareholders, the SEC, or the public, as the case may be including (without limitation) the most recent available audited and unaudited statements of Borrower’s or any parent company’s financial condition and any report or notice required by Rules l 7a-5(a)(2)(i) and (ii) and I ?a- I I under the Exchange Act. As long as any Loan is outstanding under this Agreement, Borrower will promptly deliver to the Lender all such financial information that is subsequently available, and any other financial information or statements that Lender may reasonably request including profit and loss information.

(c) Upon request of Borrower, Lender shall request of any Account that such Account provide to Lender (for delivery to Borrower) a copy of such Account’s most recent financial statement.

10.2 Borrower shall be liable as principal with respect to its obligations hereunder and shall at all times in respect of each Loan effected pursuant hereto maintain Collateral having a market value at least equal to 100% of the market value of the Loaned Securities.

I0.3 Borrower agrees to cause every letter of credit delivered by it and constituting Collateral hereunder to be renewed or replaced by Collateral (including, without limitation, a renewal or replacement letter of credit) satisfactory to Lender at least seven days prior to the scheduled expiration date of such letter of credit.

I 0.4 Borrower will give Lender immediate notice (i) if at any time there is entered against Borrower or any direct or indirect parent any order, decree, determination or instruction issued on the authority of any rule, regulation or proceeding of any governmental commission, bureau or other administrative agency or self-regulatory organization which could have a material adverse effect on the ability of Borrower to perform its obligations under this Agreement or to carry on its business as conducted at the date of this Agreement or which would prohibit expansion or require reduction of the business of the Borrower as conducted at the date of this Agreement or which might adversely affect the borrowing of securities by Borrower, (ii) if at any time there is commenced any investigation or proceeding which may result in the expulsion of Borrower from any stock exchange or from any self-regulatory organization, or a suspension of the Borrower’s power under any law to transact business as a broker or dealer in securities or if Borrower is so expelled or suspended, (iii) if at any time any communication is received by Borrower or any direct or indirect parent from any stock exchange, government agency, or regulatory body, constituting a warning to Borrower or any direct or indirect parent of the violation, or threatened violation, of any rule or a failure to comply with which could have a material adverse effect on the ability of Borrower to perform its obligations under this Agreement or to carry on its business as conducted at the date of this Agreement or result in a prohibition on expansion or a requirement for reduction of the business of the Borrower as conducted at the date of this Agreement or adversely affect the borrowing of securities by Borrower, (iv) if at any time Borrower or any direct or indirect parent will receive information that Borrower or any direct or indirect parent is under special surveillance by any stock exchange, or by any other self-regulatory organization, (v) if at any time Borrower or any direct or indirect parent shall receive information that the Securities Investor Protection Corporation (“SIPC”) has been notified pursuant to Section 5(a) (1) of the Securities Investor Protection Act of 1970 (“SIPC Act”) of facts which indicate that Borrower is in or is approaching financial difficulty, or (vi) if at any time SIPC shall file an application for a protective decree with respect to the Borrower under Section 5(a)(3) of the SIPC Act. Any such notice shall set forth in reasonable detail a description of the event which has occurred and of the action, if any, which Borrower proposes to take with respect thereto. Borrower will forward to Lender a copy of any order, decree, determination, instruction or other written evidence received by it of or with respect to any matter referred to in the first sentence of this subparagraph 10.4.

I 0.5 Borrower and Lender hereto agree and acknowledge that (a) each Loan hereunder is a “securities contract.” as such term is defined in Section 741(7) of Title 1 1 of the United States Code (the “Bankruptcy Code”), (b) each and every transfer of funds, securities and other property under this Agreement and each Loan hereunder is a “settlement payment” or a “margin payment,” as such terms are used in Sections 362(b)(6) and 546(c) of the Bankruptcy Code, and (c) the rights given to Borrower and Lender hereunder upon a Default by the other constitute the right to cause the liquidation of a securities contract and the right to set off mutual debts and claims in connection with a securities contract, as such terms are used in Sections 555 and 362(b)(6) of the Bankruptcy Code. Each party hereto further agrees and acknowledges that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Loan hereunder is a “securities contract” and “qualified financial contract,” as such terms are defined in the FDIA and any rules, orders or policy statements thereunder.

I 0.6 Borrower will, from time to time, do and perform any and all acts and execute any and all further instruments required or reasonably requested by Lender more fully to effect the purposes of this Agreement and the pledge of the Collateral hereunder, including, without limitation, the execution and filing of financing statements and continuation statements relating to the Collateral under the provisions of the applicable Uniform Commercial Code.

1 1. Events of Default. All Loans between Borrower and Lender may, at the option of the non-defaulting party exercised by notice to the defaulting party (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an event specified in subsection (e) below), be terminated immediately upon the occurrence of any one or more of the following events (individually, a “Default”):

(a)	if any Loaned Securities shall not be transferred to Lender on the termination date of the Loan as required by Section 5.2;

(b)	if any Collateral shall not be transferred to Borrower as contemplated by Section 5.1 ;

(c)	if Borrower shall fail to comply with the obligation to replace an expiring letter of credit under Section 10.3 and such default is not cured within one Business Day of notice of such failure to Borrower or Borrower or Lender shall fail to deliver or return Collateral, as the case may be, as required by Section 8;

(d)	if Borrower or Lender shall fail to make the payment of distributions as required by Section 7 and such default is not cured within one Business Day of notice of such failure to Borrower or Lender, as the case may be;

(e)	if (i) Borrower or any direct or indirect parent or the Affected Account shall commence as debtor any case or proceeding under any bankruptcy, insol vency, reorganization, liquidation, dissolution or similar law, or seek the appointment of a receiver, conservator, trustee, custodian or similar official for such party or any substantial part of its property, or (ii) any such case or proceeding shall be commenced against either party or any direct or indirect parent, or another shall seek such an appointment, or any application shall be filed against either party for a protective decree under the provisions of the Securities Investor Protection Act of 1970, which (A) is consented to or not timely contested by such party, (B) results in the entry of an order for relief, such an appointment, the issuance of such a protective decree or the entry of an order having a similar effect, or (C) is not dismissed within 15 days, or (iii) either party or any direct or indirect parent shall make a general assignment for the benefit of creditors, or (iv) either party or any direct or indirect parent shall admit in writing its inability to pay its debts as they become due;

(t)	if Borrower or any direct or indirect parent or the Affected Account shall have been suspended or expelled from membership or participation in any securities exchange or association or other self-regulatory organization to whose rules it is subject or if it is suspended from dealing in securities by any governmental agency or regulatory body;

(g)	if Borrower or any direct or indirect parent or the Affected Account shall have its license, charter, or other authorization necessary to conduct a material portion of its business withdrawn, suspended or revoked by any applicable government or agency or regulatory body thereof;

(h)	if any representation made or deemed to be made by a party shall be incorrect or untrue in any material respect during the term of any Loan hereunder;

(i)	if Borrower or Lender (i) fails to provide to the other party reasonable assurances of its ability to perform its obligations hereunder or under any Loan with in 24 hours after request therefor is made in good faith by the requesting party; (ii) notifies the other, orally or in writing, of its inability to or its intention not to perform its obligations hereunder; or (iii) otherwise disaffirms, rejects or repudiates any of its obligations hereunder;

U)	if Borrower or Lender (i) shall fail to perform any obligation under this Agreement not specifically set forth in clauses (a) through (i) above, including but not limited to the payment of fees as required by Section 4, and the payment of transfer taxes as required by Section 14, (ii) shall have received notice of such failure from the non-defaulting party and (iii) shall not have cured such failure by the next day after such notice on which a transfer of cash may be effected;

(k)	any Affiliate of Borrower shall default under any other securities loan agreement with Boston Global Advisors; or

(I)	if a party (“X”) consolidates or amalgamates with, or merges into, or transfers all or substantially all its assets to, another entity and (i) the resulting, surviving, or transferee entity has not assumed all the obligations of X under this Agreement pursuant to an agreement reasonably satisfactory to the other party or (ii) the financial condition of the resulting, surviving, or transferee entity is, in the judgment of the other party, materially weaker than that of X prior to such transaction.

12. Lender’s Remedies. If (a) any Default shall occur in respect of which Borrower is the defaulting party or (b) Lender is obligated to redeliver, or is otherwise deprived of its rights to, any Loaned Securities after their return, or is in any way required to pay their value or any related sum over, as a result of any bankruptcy, insolvency, liquidation, reorganization, or other similar proceeding relating to Borrower or pursuant to any legal requirement, including without limitation any laws relating to so-called ‘preferences’ or preferential payments, Lender shall have the right, in addition to any other remedies provided herein or under applicable law (without further notice to Borrower), (i) to purchase, within a commercially reasonable time (taking into consideration the nature of the market for the Loaned Securities), a like amount of the Loaned Securities in the principal market for such securities, (ii) or to treat the Loaned Securities as having been purchased by Borrower at a purchase price equal to the market value thereof on the day of the Default (or on the date of the event referred to in (b) above, as the case may be), and may apply the Collateral to the payment of such purchase (whether actual or deemed), after deducting therefrom all amounts, if any, due Lender under Sections 4, 7, 14 and 17 hereof. Lender may also apply the Collateral to any other obligation of Borrower under this Agreement, including distributions paid to Borrower (and not forwarded to Lender) in respect of Loaned Securities. In the event the purchase price exceeds the market value of the Collateral on the date of purchase, Borrower shall be liable to Lender for the amount of such excess (plus all amounts, if any, due to Lender hereunder) together with interest on all such amounts, in the case of purchases of Foreign Securities, at a per annum rate equal to LIBOR plus 2%, and in the case of purchases of any other securities (or other amounts, if any, due to Lender hereunder) at a per annum rate equal to the Fed Funds Rate pl us 2%, as it fluctuates from day to day, from the date of such purchase until the date of payment of such excess. Lender shall have, as security for Borrower’s obligation to pay such excess, a security interest in or right of setoff against any property of Borrower then held by Lender and any other amount payable by Lender to Borrower. The purchase price of securities purchased under this Section 12 shall include broker’s fees and commissions and all other reasonable costs, fees and expenses related to such purchase or exercise of remedies including, without limitation, reasonable legal fees and expenses. Upon the satisfaction of all obligations hereunder, any remaining Collateral shall be returned to Borrower.

Notwithstanding any provision of the Agreement, Lender shall not be obligated to make any payment to Borrower under the Agreement or in respect of any Loan (including without limitation any return of Collateral) at any time after a Default by Borrower has occurred unless and until Borrower has satisfied all of its obligations (contingent or otherwise) to Lender, whether or not such obligations have at the time matured.

13. Borrower’s Remedies. In the event of any Default involving Lender or an Account under Section 1 1 hereof, Borrower shall have the right, in addition to any other remedies provided herein or under applicable law (without further notice to Lender) to sell (or be deemed to have sold) a like amount of the Loaned Securities in the principal market for such securities in a commercially reasonable manner on the day of the Default and to retain (or be deemed to have real ized) the proceeds of such sale. In such event, Borrower may treat the Loaned Securities as its own and Lender’s obligation to return the Collateral consisting of cash or securities shall terminate. In the event the sales price received (or deemed to have been received) from such securities is less than the market value of the Collateral consisting of cash or securities on the date of sale (or deemed sale), the Account which defaulted on the

Loan shall be liable to Borrower for the amount of any deficiency (plus all amounts, if any, due to Borrower hereunder), together with interest on all such amounts, in the case of Collateral consisting of Foreign Securities, at a per annum rate equal to LIBOR pl us 2%, and in the case of Collateral consisting of any other securities (or other amounts due, if any, to Borrower hereunder), at a per annum rate equal to the Fed J-lunds Rate plus 2%, as it fluctuates from day to day, from the date of such sale until the date of payment of such deficiency. Borrower shall have, as security for the Account’s obligation to pay such deficiency, a security interest in or right of setoff against any property of the Account then held by Borrower pursuant to this Agreement and any other amount payable by Borrower to Lender in respect of such Account arising hereunder. In calculating this deficiency, there shall be deducted from the proceeds of the securities sold under this Section 13, broker’s fees and commissions and all other reasonable costs, fees and expenses related (or deemed related) to such sale or exercise of remedies including, without limitation, reasonable legal fees and expenses. Upon the satisfaction of all the Account’s obligations hereunder, any remaining Loaned Securities (or remaining net cash proceeds from sale or deemed sale thereat) shall be returned to Lender.

Where Collateral consists of a letter of credit, Lender, upon the exercise or deemed exercise by Borrower of its termination rights under Section 1 1, shall immediately return the letter of credit to Borrower and not seek to draw thereunder and Borrower shall return to Lender an amount equal to the net proceeds from the sale (or deemed sale) of the Loaned Securities as reduced by all other amounts due to Borrower.

14. Transfer Taxes. All necessary costs, including, without limitation, transfer taxes, stamp duties and fees with respect to any transfers hereunder of Loaned Securities or Collateral shall be paid by Borrower. Borrower covenants and agrees that it shall ensure that this Agreement and all instruments of transfer in respect of any Loaned Securities or Collateral shall have been stamped in accordance with all applicable laws.

15. Definitions. For the purposes hereof:

15.1 “Account” and “Accounts” shall have the meanings set forth in the introduction.

15.2 “Affected Account” shall have the meaning set forth in Section 19.

15.3 “Affiliate” shall mean any entity which controls, is controlled by, or is under common control with another entity.

15.4 “Bankruptcy Code” shall have the meaning set forth in Section 10.5.

I5.5 “Borrower” shall have the meaning set forth in the introduction.

15.6 “Borrower Payment” shall have the meaning set forth in Section 7.6.

15.7 “Business Day” shall mean, with respect to any Loan hereunder, any day (other than a Saturday or Sunday) recognized as a settlement day in the principal market in which the Loaned Securities are traded, provided, however, that for purposes of computing market value in Section 16, “Business Day” shall mean a day on which regular trading occurs in the principal market for the securities whose value is being determined. Notwithstanding the foregoing, for purposes of marking to market in Section 8, “Business Day” shall mean any day (other than a Saturday or Sunday) (i) on which regular trading occurs in the principal market for any Loaned Securities or for any securities Collateral under any outstanding Loan or (ii) on which transfers of cash Collateral may be effected by Lender and Borrower (or any nominee or agent thereof).

15.8 “Cash Collateral Fee” shall have the meaning set forth in Section 4.1 .

15.9 “Clearing Organization” shall have the meaning set forth in Section 2.

15.10 “Collateral” shall mean, whether now owned or hereafter acquired, (a) all cash in a currency acceptable to Lender which is delivered to Lender pursuant to Section 3 or 8, (b) any property in which such cash is invested or reinvested (but not the income or distributions thereon or realized gains derived from Lender’s use or

38

investment of such collateral, all of which shall in any event be the property of Lender), (c) any securities issued or guaranteed by the United States government or issued by agencies or instrumentalities thereof which may not be guaranteed by the United States government or by a foreign sovereign acceptable to Lender which are delivered to Lender pursuant to Section 3 or 8, including the interest or distributions thereon or other income therefrom, (d) all irrevocable letters of credit, issued by issuers acceptable to Lender and otherwise satisfactory in form and substance to Lender, which are delivered to Lender pursuant to Section 3 or 8, and (e) all proceeds of each of the foregoing.

15.11 “Collateral Distributions” shall have the meaning set forth in Section 7.6.

7.J 2 “Confirmation” shall have the meaning set forth in Section 1.2.

15.13 “Contractual Currency” shall have the meaning set forth in Section 1 6.2.

15.14 “Default” shall have the meaning set forth in Section 1 1 .

15.15 “Exchange Act” shall have the meaning set forth in Section 2.

15.16 “PDIA” shall have the meaning set forth in Section 10.5.

15.17 “Federal Funds Rate” shall mean the rate of interest (expressed as an annual rate), as published in Federal Reserve Statistical Release H.15(519) or any publication substituted therefor, charged for federal funds (dollars in immediately available funds borrowed by banks on an overnight unsecured basis) on that day or, if that day is not a banking day in New York City, on the next preceding banking day.

15.18 “Foreign Securities” shall mean, unless otherwise agreed, securities that are principally cleared and settled outside the United States.

15.19 9 “Lender” shalI have the meaning set forth in the introduction.

15.20 “Lender Payment” shall have the meaning set forth in Section 7.6.

15.21 “LIBOR” shall mean for any date, the offered rate for deposits in U.S. dollars for a period of three months which appears on the Reuters Screen LIBOR page as of 11 :00 A.M., London time, on such date (or, if at least two such rates appear, the arithmetic mean of such rates).

15.22 “Loan” shall mean a loan of securities hereunder.

15.23 “Loaned Security” shall mean any security which is transferred pursuant to any Loan and shall be deemed to include any securities into which any Loaned Securities may at any time be converted or for which they may be exchanged, any additional securities distributed with respect to Loaned Securities, and any securities issued otherwise in respect thereof, including without limitation in any sub-division, consolidation, or exchange, unless the Confirmation in respect of the Loan in question specifically provides to the contrary.

15.24 “Loan Fee” shall have the meaning set forth in Section 4.1.

15.25 “Margin Deficit” and “Margin Excess” shall have the meanings set forth in Sections 8.1 and 8.2, respectively.

15.26 “Margin Percentage” shall have the meaning set forth in Section 3.1 .

15.27 “Plan” shall have the meaning set forth in Section 18.

15.28 “Required Value” shall have the meaning set forth in Section 3.1 .

15.29 “Securities Distributions” shall have the meaning set forth in Section 7.6.

15.30 “SIPC” and “SIPC Act” shall have the meanings set forth in Section I0.4.

15.31 “Tax” shall have the meaning set forth in Section 7.6.

16. Market Value.

16.1 With respect to Loaned Securities and Collateral consisting of securities, market value as of any date shall be determined on the basis of the closing prices therefor as of the trading day (for the principal market in which the securities are traded) immediately preceding the day of valuation, such determination to be made by the independent pricing source notified to Borrower by Lender upon Borrower’s request. Such notification may be oral. Market value shall include accrued interest in the case of debt securities. With respect to Collateral consisting of cash, market value as of any date shall be the face amount thereof held by Lender at the time of determination and, with respect to Collateral consisting of letters of credit, market value as of any date shall be the undrawn balance thereof which Lender may at such time draw thereunder except that if, in the judgment of Lender, the creditworthiness of the issuer of any letter of credit has been or may be impaired, then, upon notice to Borrower, the market value of such letter of credit shall be zero.

16.2 Unless otherwise agreed, where the Loaned Securities in respect of a Loan arc denominated in a currency other than the currency in which the related Collateral is denominated, the currency which shall be applicable for purposes of determining market value shall be the currency in which the Collateral is denominated (the “Contractual Currency”), and any Loaned Security not denominated in the Contractual Currency shall be converted into a Contractual Currency equivalent based on the most current spot rate of exchange quoted by the independent source of exchange rates as notified to Borrower by Lender upon Borrower’s request. Such notification may be oral.

17. Contractual Currency.

17.1 Unless otherwise agreed, each payment of cash under this Agreement (except as provided in Section 7.2) shall be made in the Contractual Currency. Notwithstanding the foregoing, the payee of any such payment may, at its option, accept tender thereof in any other currency; provided, however, that, to the extent permitted by applicable law, the obligation of the payor to make such payment will be discharged only to the extent of the amount of Contractual Currency that such payee may, consistent with normal banking procedures, purchase with such other currency (after deduction of any premium and costs of exchange) on the banking day next succeeding its receipt of such currency.

17.2 If for any reason the amount in the Contractual Currency received under Section 17.1, including amounts received after conversion of any recovery under any judgment or order expressed in a currency other than the Contractual Currency, falls short of the amount in the Contractual Currency due in respect of this Agreement, the party required to make the payment will (unless a Default has occurred and such party is the non defaulting party), as a separate and independent obligation and to the extent permitted by applicable law, immediately pay such additional amount in the Contractual Currency as may be necessary to compensate for the shortfall.

17.3 If for any reason the amount in the Contractual Currency received under Section 17. 1 exceeds the amount in the Contractual Currency due in respect of this Agreement, then the party receiving the payment will (unless a Default has occurred and such party is the non defaulting party) refund promptly the amount of such excess.

18. ERISA. Lender shall, if any of the securities transferred to Borrower hereunder for any Loan have been or shall be obtained, directly or indirectly, from or using the assets of any Plan (as hereafter defined), so notify Borrower in writing upon the execution of the Agreement or upon initiation of such Loan under Section I.I or as required pursuant to Section 1 .2. If Lender so notifies Borrower, then Borrower and Lender shall conduct the Loan in accordance with the terms and conditions of Department of Labor Prohibited Transaction Exemption 81-6 (46 Fed. Reg. 7527, Jan. 23, 1981; as amended, 52 Fed. Reg. 18754, May 19, 1987), or any successor thereto, unless Borrower certifies that it is not a party-in-interest to the plan for purposes of the Employee Retirement Income

Security Act of 1974. If the parties are relying on Prohibited Transaction Exemption 81-6 to effect any Loan, then Borrower represents and warrants to Lender that it is either (i) a bank subject to federal or state supervision, (ii) a broker-dealer registered under the Exchange Act or (iii) exempt from registration under Section I5(a)( I) of the . Exchange Act as a dealer in exempted government securities (as defined in Section 3(a)(12) of the Exchange Act) and (iv) neither it nor any affiliate (as defined in Prohibited Transaction Exemption 81-6) of Borrower has any discretionary authority or control with respect to the investment of the assets of the Plan involved in the Loan or renders investment advice (within the meaning of 29 C.F.R. Section 25 I0.3-2l(c)) with respect to the assets of the Plan involved in the Loan. For purposes hereof, “Plan” shall mean (a) any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 which is subject to Part 4 of Subtitle B of such Act; (b) any “plan” as defined in Section 4975(e)( l) of the Internal Revenue Code of 1986 or (c) any entity the assets of which are deemed to be assets of any such “employee benefit plan” or “plan” by reason of the Department of Labor’s plan asset regulation, 29 C.F.R. Section 2510.3-10 I.

19. Obligations to be Separate. Each and every obligation, liability or undertaking of an Account with respect to any Loan shall be solely an obligation, liability or undertaking of, and binding upon, the Account by which such Loan is made (“Affected Account”) and shall be payable solely from the available assets of such Account. No such obligation, liability or undertaking shall be binding upon or affect any other Account. Neither Boston Global Advisors (in its individual capacity) nor any Affiliate thereof shall have any liability to Borrower whatsoever in respect of any Loan, it being understood and agreed that Borrower shall have recourse solely to the Affected Account in the event of the occurrence of a Default involving the Affected Account.

20. Indemnification. Borrower agrees to indemnify and hold harmless Lender and the Affected Account (including the sponsor and fiduciaries of any Affected Account which is a Plan) from any and all damages, losses, liabilities, costs and expenses (including attorneys’ fees) which Lender or the Affected Account may incur or suffer arising in any way out of the use by Borrower of Loaned Securities or any failure of Borrower to deliver Loaned Securities in accordance herewith or to otherwise comply with the terms of this Agreement.

21 . Calculations. All determinations of the value of securities, Collateral, or other property or amounts for any purpose under this Agreement shall be made in good faith by Lender.

22. Limitation of Liability. A copy of the Agreement and Declaration of Trust of each Account which is a Massachusetts business trust is on file with the Secretary of State of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of each such Account as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders of such Account individually but are binding only upon the assets and property of each such Account.

23. Aoolicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflict of law principles thereof.

24. Waiver. The failure of either party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. All waivers in respect of a Default must be in writing.

25. Remedies. All remedies hereunder shall survive the termination onhe relevant Loan, return of Loaned Securities or Collateral and termination of this Agreement.

26. Notices and Other Communications. Except as otherwise provided in this Agreement, all notices, demands, and other communications hereunder shall be sufficient if made in writing and delivered or transmitted (as the case may be) by registered mail, facsimile, telex, or courier, or by telephone promptly confirmed in writing and delivered or transmitted as aforesaid, to the intended recipient at the addresses (or to the numbers) set forth on the signature page hereof. Notices shall be effective upon receipt.

27. Miscellaneous. This Agreement supersedes any other agreement between the parties concerning loans of securities between the parties hereto. This Agreement shall not be assigned by either party without the prior written consent of the other party. Subject to the foregoing, this Agreement shall be binding upon and shall enure to the benefit of the parties hereto and their respective heirs, representatives, successors and assigns. This Agreement may be terminated by either party upon giving written notice to the other, subject only to fulfillment of any obligations then outstanding. This Agreement shall not be modified, except by an instrument in writing signed by the party against whom enforcement is sought.

THE GOLDMAN SACHS TRUST COMPANY in its capacity as agent for Accounts not in its individual capacity

By:
Name: Title:

Address for Notices:

Attention: Facsimile No.: Telephone No.:

BORROWER NAME as Borrower

By:
Name: Title:

Address for Notices:

Attention: Facsimile No.: Telephone No.:

ANNEX I

Type of Loaned Security	Margin Percentage I
Foreign equity and corporate securities	105%
United States equity and corporate securities (including American Depository Receipts)	102%
United States government and agency securities	102%
Foreign govern ment and agency securities	102%

[1]	Pursuant to Section 3.1 .

SCHEDULE 4

FEES

For cash collateralized loans:

92% of Accrued Income shall be paid to the Lender, with the remaining 8% paid to GSAL. Accrued Income is defined as the income derived from the Permitted lnvestment(s) (as defined in Schedule 5 of this Agreement), and fees, if any, from Approved Borrowers, less any rebates payable to Approved Borrowers.

SCHEDULE 5

PERMITTED INVESTMENTS(S)

Dreyfus Institutional Money Market Fund

SCHEDULE 6

LIST OF APPROVED PERSONS

Bruce H. Lauer

Charles P. McQuaid

Ben Andrews

Emily Bredahl

J. Kevin Connaughton

P. Zachary Egan

Louis J. Mendes

Robert Mohn

Christopher Olson

Paula Ryan

Michael Clarke

Cathleen Wall

John Kunka

Joseph LaPalm

Jeffrey R. Coleman

SCHEDULE 7

NOTICES

If to Lender:		Columbia Wanger Asset Management

	Address:	227 West Monroe
Suite 300
Chicago, IL 60606

	Att:	John Kunka

	Telephone:	312-634-9830
	Facsimile:	312-634-0014

If to GSAL:		Goldman Sachs Ageny Lending

	Address:	125 High Street, Oliver Street Tower Suite 1700 Boston, Mass 02110

	Att:	John Scully

	Telephone:	617-204-2434
	Facsimile:	617-204-2420